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For Immediate Release	Contact: Investor Inquiries Felise Kissell 215-409-7287 Kissell-Felise@aramark.com	Media Inquiries David Freireich 215-238-4078 Freireich-David@aramark.com

Aramark Nominates Bridgette Heller to Board of Directors

PHILADELPHIA, PA, December 17, 2020 -- Aramark (NYSE:ARMK), a global leader in food, facilities management and uniforms, announced today that Bridgette Heller has been nominated for election to the Company’s Board of Directors at its annual meeting of shareholders to be held on February 2, 2021.

A highly respected global business leader with 35 years of experience in food, health & wellness and consumer care, Heller most recently served as the President of Nutricia, the Specialized Nutrition Division of Danone.

During her tenure, Heller’s organization achieved industry-leading growth and profitability, while simultaneously championing diversity and inclusion. From 2010-2015, Heller served as Executive Vice President of Merck & Co. and President of Merck Consumer Care. Prior to joining Merck, she was President of Johnson & Johnson’s Global Baby Business Unit. Heller began her career at Kraft Foods, where she spent 17 years, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio.

“Bridgette is a prominent corporate leader with an extremely impressive track record of accelerating growth at several Fortune 100 Most Admired Companies,” said Steve Sadove, Aramark’s Chairman of the Board. “We are thrilled for the opportunity to have Bridgette join the Board as an additional independent director and leverage her extensive value-creating experiences as Aramark’s transformative actions across the business are realized.”

Heller is the Founder and Chief Executive Officer of the Shirley Proctor Puller Foundation, a non-profit organization with a mission of advancing achievement and closing the achievement gap for underserved students in Florida. She holds an MBA from Northwestern University’s Kellogg Graduate School of Management, and a bachelor’s degree in Economics and Computer Science from Northwestern University, where she is a member of the school’s Advisory Board. Heller serves on the Board of Directors for public companies Novartis and DexCom. In August 2020, Heller was also appointed to the Board of Directors for Newman’s Own, the food and beverage company that was created by Paul Newman with a commitment to charitable contribution.

Following Heller’s election by Aramark’s shareholders at the 2021 Annual Meeting and the election of the other director nominees, the Aramark Board will consist of twelve members.

About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. We deliver innovative experiences and services in food, facilities management and uniforms to millions of people every day. We strive to create a better world by making a positive impact on people and the planet, including commitments to engage our employees; empower healthy consumers; build local communities; source ethically, inclusively and responsibly; operate efficiently and reduce waste. Aramark is recognized as a Best Place to Work by the Human Rights Campaign (LGBTQ+), DiversityInc, Equal Employment Publications and the Disability Equality Index. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Important Information
Aramark intends to file a definitive proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for Aramark‘s 2021 Annual Meeting of stockholders (the “Proxy Statement” and such meeting the “2021 Annual Meeting”). Aramark, its directors, director nominees and certain of its executive officers may be deemed participants in the solicitation of proxies from stockholders in respect of the 2021 Annual Meeting. Information regarding the names of Aramark’s directors, director nominees and executive officers and their respective interests in Aramark is contained herein or is set forth in Aramark‘s proxy statement for the 2020 Annual Meeting of stockholders, filed with the SEC on December 20, 2019 (the “2020 Proxy Statement”) and additional solicitation materials filed with the SEC related thereto. Information regarding the ownership of Aramark’s directors and executive officers in Aramark stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. Additional information can also be found in Aramark’s Annual Report on Form 10-K for the fiscal year ended October 2, 2020, filed with the SEC on November 24, 2020. Details concerning the nominees of Aramark’s Board of Directors for election at the 2021 Annual Meeting and more detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement (and any amendments and supplements thereto) to be filed with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF

ARAMARK ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING ARAMARK’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the Proxy Statement (and any amendments or supplements thereto) and other documents filed by Aramark with the SEC are available for no charge at the SEC’s website at http://www.sec.gov. Copies may also be obtained by contacting Aramark Investor Relations by mail at 2400 Market Street, Philadelphia, Pennsylvania 19103, Attention: Investor Relations.

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